SEPARATION AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS

Theodore W. Darnall (hereinafter referred to as “Employee”) and Starwood Hotels & Resorts Worldwide, Inc. (hereinafter referred to as the “Company”) agree as follows:

ONE: Termination of Employment.

Employee acknowledges that his employment with the Company will end upon his resignation, which he hereby tenders as a result of a reduction in his role and which will be effective October 15, 2006, unless such employment is terminated earlier pursuant to the terms herein (hereinafter referred to as the “Termination Date”). After the Termination Date, Employee will perform no further duties, functions or services for the Company or any of its affiliates, nor will he be entitled to any further compensation and/or benefits except as described herein. Following the Termination Date, Employee shall be eligible for continued insurance coverage under COBRA.

If, prior to October 15, 2006, Employee is terminated for cause or voluntarily resigns his employment, the date that Employee’s employment is terminated for cause or he voluntarily resigns shall be deemed the Termination Date. For purposes of this Agreement, “cause,” shall mean (i) any material breach by Employee of any of the duties, responsibilities or obligations of his employment or any of the policies or practices of the Company; (ii) Employee’s willful failure or refusal to properly perform (as determined by Company in its reasonable discretion and judgment), or the habitual neglect of, the duties, responsibilities or obligations of his employment, or to properly perform or follow (as determined by Company in its reasonable discretion and judgment) any lawful order or direction by the Company; (iii) any acts or omissions by Employee that constitute (as determined by Company in its reasonable discretion and judgment) fraud, dishonesty, breach of duty of loyalty, breach of trust, gross negligence, civil or criminal illegality, or any other misconduct or behavior that could subject the Company to civil or criminal liability or otherwise adversely and materially affect the business, interests or reputation of the Company or any of its affiliates. For the purposes of the acts described in items (i) through (iii) of this paragraph, any determination that any act or failure to act by Employee constitutes “cause” shall be made by the Company in its reasonable discretion and judgment, provided that the Company shall provide Employee with reasonable notice of such determination and an opportunity to correct or cure any such act or failure to act .

TWO: Benefits.

Provided that (a) Employee executes this Agreement and does not revoke it pursuant to Paragraph EIGHT herein; (b) his employment is not terminated for cause prior to October 15, 2006; (c) he does not voluntarily resign prior to October 15, 2006, and (d) within twenty-one (21) days after the Termination Date, Employee shall have executed and delivered to the Company a General Release and Waiver (“Release”) in the form annexed hereto as Appendix B and does not revoke it, and in consideration for Employee’s agreements and covenants including the release of claims set forth in this Agreement and as full and complete and final satisfaction of any and all claims which Employee had, has or may have against the Company, the Company agrees that within 30 days after the Termination Date and subject to the conditions to payment set forth herein, it will (i) pay Employee an amount equal to 12 months of his base salary in a lump sum of $445,788.00 (which equals $595,788.00 less the $150,000 loan from the Company to Employee that is due upon his separation from employment), less applicable deductions; (ii) pay Employee the additional sum of $282,999.30 (which is an amount equal to 50% of his target bonus for the 2006 performance year); (iii) pay out Employee’s 2005 and 2006 HOT feature in respect to unvested benefits allocated to Employee under the Company’s Annual Incentive Plan as follows: (a) cash in an amount equal to $101,506, which represents one-half of the initial Hot Deduction of $203,012 made on March 1, 2005 (with the remaining one-half having been paid out in vested Units on March 1, 2006) and (b) cash in an amount equal to $210,889, which represents the Hot Deduction made on March 1, 2006; (iv) make COBRA premium payments on Employee’s behalf, minus Employee’s normal contributions, for a period of 12 months should Employee choose to continue coverage under the Company’s applicable plans after the Termination Date; and (v) accelerate the vesting of 100% of Employee’s currently unvested options. The vesting of Employee’s unvested restricted stock will not be accelerated, and such stock will continue to vest in accordance with the award agreements covering each grant subject to Employee’s compliance with the non competition provisions set forth in Section 17 below; provided that the vesting of such restricted stock shall not be accelerated upon a Change in Control (as defined in the Company’s 2004 Long Term Incentive Compensation Plan) of the Company, and provided further that in the event that a Change in Control of the Company which results in the Company no longer having a class of common equity securities traded on a national securities exchange or quoted on an inter-dealer quotation system is consummated prior to any payment date above, Employee shall be entitled to receive the highest amount paid per share in such Change in Control transaction for each share of restricted stock on the applicable vesting date.

Notwithstanding the foregoing, Employee will not be eligible to participate and expressly and knowingly waives any right to participate in any employee benefit plans (except health and life insurance plans) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy or arrangement of the Company, including, but not limited to, any plan, policy or arrangement relating to bonuses, profit sharing, compensation, pension, severance, deferred compensation, fringe benefits, insurance, welfare, post-retirement, stock purchases, disability, accidents, sick time, vacation pay, termination, unemployment, executive compensation, incentives, commissions or sales arrangements, change in control, and other plan, agreement, policy, or arrangement (whether written or unwritten), such as the Annual Incentive Plan; the Long Term Incentive Compensation Plan; and the Employee Stock Purchase Plan; nor will he be eligible to receive any incentives, bonuses, further option or stock grants under such plans, provided that any benefits under any employee benefit plans that have vested prior to the Termination Date shall be payable to Employee in accordance with the terms of the plan(s).

Employee will not be entitled to any of the severance payments or benefits set forth in Paragraph TWO or any other consideration under this Agreement until after the later of all of the following: (i) receipt by the Company of this Agreement signed by Employee; (ii) receipt by the Company within 21 days of the Termination Date of the Release annexed hereto as Appendix B signed by Employee; (iii) expiration of the revocation period set forth in numbered Paragraph EIGHT, without Employee revoking this Agreement; and (iv) expiration of the revocation period set forth in the Release annexed hereto as Exhibit B signed by Employee, without Employee revoking such Release.

THREE: Mutual General Release.

In exchange for the agreement to provide the severance pay and other benefits and arrangements provided for in this Agreement, Employee understands that he is waiving any and all claims Employee may have against the Company and its affiliates and subsidiaries and its and their officers, directors, employees, agents, shareholders, employee benefit programs, administrators, insurers, attorneys and successors and assigns (collectively “Releasees”), from any and all claims, actions, suits, damages, complaints and grievances Employee, his attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns, may have up to the date hereof related to Employee’s employment with the Company or the termination of that employment. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age; Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, national origin, ancestry, religion or sex; the Pregnancy Discrimination Act, which prohibits discrimination based on pregnancy; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Civil Rights Acts of 1866 and 1871, as amended, which protect against certain discrimination and violations of individuals’ civil rights; the Americans with Disabilities Act, which prohibits discrimination on the basis of physical or mental disability; the Employee Retirement Income Security Act (ERISA), which regulates certain conduct and practices relating to employee benefit and health plans; the Family and Medical Leave Act, which provides time off to employees for certain family and medical events and prohibits discrimination relating to such leaves of absence; the Immigration Reform and Control Act, which prohibits discrimination based upon an individual’s national origin citizenship status and/or work authorization documents; the New York State Executive Law, the New York City Administrative Code, and the New York State Constitution; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment. This also includes a release by Employee of any claims for wrongful discharge and any other common law claims. This release applies to all claims through the date of execution of this Agreement and covers both claims that Employee knows about and those he may not know about but excludes (i) any claim by Employee to enforce the terms of this Agreement; and (ii) any claim to enforce Employee’s defense and/or indemnification rights; and (iii) any claims related to actions or omissions occurring after the execution of this Agreement.

In consideration of Employee’s agreements hereunder, the Company, on its own behalf and on behalf of its current and former affiliates or related companies, subsidiaries, branches and divisions, and the successors and assigns of all of the foregoing (collectively, the “Company Releasor”) hereby releases Employee and Employee’s heirs, executors, administrators, successors and assigns from or in connection with any and all actions, claims or demands, known or unknown and of any nature whatsoever and which Company Releasor ever had, now has or hereafter can, shall or may have as of the date hereof relating to Employee’s employment with the Company, except that this Release shall not apply to (i) any obligation of Employee pursuant to this Agreement ; (ii) any act by Employee during his employment that would constitute fraud or embezzlement; or (iii) any actions, claims or demands related to actions or omissions occurring after the date hereof.

FOUR: Acknowledgment of Full Payment.

Employee acknowledges that the payments and arrangements specified in Paragraph TWO above represent sufficient consideration for Employee’s release of claims and the other covenants contained in this Agreement. Employee expressly acknowledges that the severance pay provided for in this Agreement exceeds, supersedes and extinguishes any amount, if any, to which Employee may be entitled under any employment agreement, verbal or written, as well as any employment or personnel policies, procedures or handbooks including but not limited to severance plans, policies or precedent utilized by the Company or any other legal obligation which the Company may have to Employee. Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, all of the payments and benefits specified in paragraph TWO above. Other than Employee’s accrued but unused vacation pay for which Employee will be compensated and Employee’s 401k plan benefits, Employee also acknowledges that the Company has paid all sums owed to him as a result of his employment with the Company and/or the termination of that employment and that, other than as provided in this Agreement, Employee is not entitled to, among other things, any further pay, benefits or severance.

Employee and the Company acknowledge and agree that to the extent that Employee currently holds stock options and restricted stock, that this information is accurately set forth on Appendix A hereto, Employee has no other rights that relate to the securities of the Company or any of its affiliates or subsidiaries and that other than as set forth herein such equity will expire in accordance with the applicable long-term incentive plan and/or stock option agreements and/or restricted stock agreements. Other than the fact that Employee’s employment was terminated on the Termination Date and other than as detailed expressly in Paragraph TWO herein, nothing in this Agreement shall be construed to alter, amend or modify the terms and conditions governing any restricted stock, stock options or similar rights, and any rights pertaining thereto, granted to Employee prior to the Termination Date.

FIVE: Termination of All Existing Agreements.

Except as otherwise expressly provided herein, all rights and obligations of the Company and Employee under any employment agreement Employee may have had with the Company, and any other agreement, arrangement, obligation or understanding between the Company and Employee are hereby cancelled and terminated as of the Termination Date without liability of any party thereunder.

SIX: Non-Admission of Liability.

The parties have entered into this Agreement to effect a mutually acceptable termination of Employee’s employment with the Company. Neither the Company nor Employee believes nor admits that either or both of them have done anything wrong.

SEVEN: Period for Review and Consideration of Agreement.

Employee understands that he has been given a period of 21 calendar days to review and consider this Agreement. Employee further understands that he may take as much or as little of this 21-day period of time to consider this Agreement as he wishes, before signing this Agreement.

EIGHT: Revocation Period and Payment of Benefits.

This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Employee may revoke this Agreement if he desires. Any revocation must be in writing and directed to Chief Administrative Officer and General Counsel, 1111 Westchester Avenue, White Plains, NY 10604.

NINE: Encouragement to Consult with Attorney.

Employee is encouraged to consult with an attorney before signing this Agreement. Employee understands that whether to do so is his decision.

TEN: Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, administrators, representatives, agents, executors, successors and assigns.

ELEVEN: Arbitration.

Any controversy, dispute or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the Employment Rules of the American Arbitration Association.

TWELVE: Confidentiality.

Employee represents and agrees that he will keep the payments and other terms contained in this Agreement confidential, and that he will not disclose any information concerning this Agreement to any third person, including but not limited to any past or present employee of the Company, except as may be required by law. Notwithstanding the foregoing, nothing herein shall preclude Employee from disclosing the terms of this Agreement to his spouse, other immediate family members, or to his accountant, legal counsel, insurer or tax advisors; provided that any such person to whom such disclosure is made is advised of and agrees to be bound by the provisions of this Paragraph. Employee acknowledges that he will be responsible for any violation of the terms of this Paragraph TWELVE by any of those persons.

THIRTEEN: Confidential Information.

As a senior executive officer of the Company, Employee acknowledges that he has had access to Confidential Information (as hereinafter defined) of the Company through the Termination Date. In recognition of Employee’s legal obligations and the consideration set forth in this Agreement, Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information.

“Confidential Information” includes, but is not limited to, customer lists, customer financial information, vendor lists, joint venture lists, actual, contemplated and potential development projects, opportunities and partners, development strategies, brand marketing and other brand strategies, information relating to any current, past or prospective management agreement or joint venture, design plans and strategies, personnel information, labor and personnel strategies, databases, computer programs and software, frameworks, designs, models, blueprints, marketing programs and plans, sales, financial, design, training and technical information and plans, sales data and contacts, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which includes the Company’s customer and prospective customer lists), pricing policies, financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries. To the extent any information described in this paragraph is made public by or with the permission of the Company or any affiliated person or entity, it shall not be considered to be Confidential Information.

Employee hereby represents and agrees that on or before the Termination Date: (i) Employee has returned or will return to the Company, and has not retained or will not retain originals or any copies of all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); and (ii) Employee has not disclosed and will not disclose any Confidential Information or Confidential Materials to any person or entity without the express written authorization of an authorized officer of the Company.

In the event that Employee receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials or any other information concerning the Company or its subsidiaries, or its or their current or former employees, officers, directors, shareholders or agents, Employee shall, within two (2) business days of the service or receipt of such subpoena or other request, notify the Company in writing directed to Chief Administrative Officer and General Counsel, Starwood Hotels & Resorts Worldwide, Inc., 1111 Westchester Avenue, White Plains, New York 10604, and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral.

FOURTEEN: Noninterference.

During the period commencing on the Termination Date and ending on the first anniversary of the Termination Date, Employee solely with respect to matters of which he is aware on or before the Termination Date, shall not take any action or actions which are intended to or actually cause or encourage any person or entity with which the Company intends to enter into a business relationship or transaction (or any agent or affiliate thereof) to fail to enter into the contemplated business relationship or complete the contemplated transaction. Without limiting the generality of the foregoing, Employee agrees not to pursue on his behalf or on behalf of any other person or entity or otherwise interfere with the Company’s pursuit of any pending or contemplated deal, merger or acquisition of which he was aware on or before the Termination Date.

FIFTEEN: Non-Disparagement.

Employee agrees not to engage in any act or say, publish or disseminate anything (either directly or by or through another person) that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, its employees, officers, directors or shareholders prior to or after the Termination Date. The Company agrees that it will not make any statements that are intended, or would reasonably be expected, to disparage or defame Employee.

SIXTEEN: Future Cooperation.

After the Termination Date, Employee will comply with reasonable requests from the Company for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Employee’s employment, including without limitation, consulting with any of the employees and/or attorneys of the Company with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind. Employee agrees to appear as a witness in any proceeding of any kind and to make himself available in advance for reasonable preparation upon the request of the Company with reasonable advance notification without the need for the Company to issue a subpoena. In connection with any of Employee’s cooperation efforts mandated by this Paragraph SIXTEEN, Employee shall be entitled to receive an agreed hourly or per diem amount (or reimbursement of lost wages as the case may be) and reimbursement of reasonable travel and other out of pocket expenses provided that those expenses are submitted pursuant to and are in conformance with the then applicable Company policy relating to expense reimbursement.

SEVENTEEN: Non-Competition and Non-Solicitation

From the date hereof to the Final Payment Date (as defined below), Employee agrees that he will not, without the prior written consent of the Company, whether as an officer, director, employee, investor, consultant, or otherwise, engage or be engaged by, or assist any other person, firm, corporation or enterprise in engaging or being engaged by, or participate or make any financial investment in, or otherwise assist in or be interested in any capacity to any person or entity set forth on Appendix C attached hereto (the “Prohibited Entities”). Nothing contained herein shall be deemed to prevent Employee from: (a) owning, as a passive investment, not more than 1% of the outstanding interests of any publicly traded company; or (b) assisting any future employer of Employee or any affiliate of such employer (provided that neither such employer nor such affiliate is itself a Prohibited Entity) to enter into and/or implement any business transaction with a Prohibited Entity, including, without limitation of the foregoing, any development, purchase, sale, franchise, or management agreement transaction, but excluding any partnership or joint venture.

From the date hereof to the Final Payment Date, Employee agrees that he will not, without the prior written consent of the Company, directly solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, joint venture or other business entity, any person who is or at any time during the six-month period preceding the solicitation of such person was, a management-level employee of the Company (including, without limitation, for this purpose any employee at director level or above and any General Manager of any hotel owned (in whole or in part) or managed by the Company).

So long as Employee has complied with the provisions of this Section 17, Employee’s restricted stock shall vest in accordance with the terms of the applicable awards subject to the provisions of Section 2 hereof and the Company will deliver to Employee fully paid and non-assessable shares of the Company’s common stock in the following amounts and on the following dates:

Number of Shares	Date
9369 30,550 35,090	February 18, 2007 February 10, 2008 February 7, 2009 (the “Final Payment Date”)

Simultaneously with each such delivery of shares or cash payment, the Company will also pay to Employee an amount equal to the deferred dividends that would have been paid to Employee upon the vesting of his restricted stock awards on or about the dates specified, had he remained employed by the Company.

EIGHTEEN: Injunctive Relief

Employee acknowledges and agrees that Paragraphs THIRTEEN, FOURTEEN, FIFTEEN and SEVENTEEN hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of such Paragraphs will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to seek any available equitable relief (without the requirement to post bond if otherwise required) in a court of law restraining Employee from committing any violation of the covenants and obligations contained in Paragraphs THIRTEEN, FOURTEEN, FIFTEEN and SEVENTEEN. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

NINETEEN: Return of Company Property.

Employee represents that within 1 week after the Termination Date, he will return to the Company all Company property in his possession or over which he has retained control such as printers, scanners and accessories, disks, keys, cell phones, credit cards, access cards, Company records, documents and files and all copies and recordings thereof. To the extent Employee subsequently discovers Company property in his possession or within his control, he shall immediately return such property and all copies, recordings or duplicates thereof to the Company.

TWENTY: Severability.

If any portion of this Agreement is declared unlawful or unenforceable, the remaining parts will remain enforceable.

TWENTY-ONE: Public Announcement

Employee is required to request and receive approval of the Company of the content of any voluntary statements, whether oral or written, to be made by Employee to any third party or parties regarding Employee’s separation from employment with the Company, including, without limitation, any press release or other statements to the press, except that this Paragraph TWENTY-ONE shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Employee hereby covenants and agrees not to make any public statements (either directly or by or through another person) to any third party, including, without limitation, to any representative of any news organization, which are inconsistent in any material respect with the aforementioned agreed upon statements to the public.

TWENTY-TWO: Entire Agreement.

This Agreement, including Appendices A, B and C, is the entire agreement between Employee and the Company regarding the subjects addressed in this document and this Agreement supersedes any other agreements between the parties, other than agreements relating to confidentiality, non-disclosure, non-solicitation and non-competition. The Company has made no promises to Employee other than those in this Agreement.

[Signature Page Follows]

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS TAKEN SUFFICIENT TIME TO CONSIDER IT AND IS VOLUNTARILY ENTERING INTO IT.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND A RESTRICTION ON RELEASE OF CONFIDENTIAL INFORMATION.

THEODORE W. DARNALL

Signed:

Dated:

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:
Name:
Title:

Dated: